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PRESS RELEASE
================================================================================


FOR IMMEDIATE RELEASE                                  October 21, 1997
                                                       For information contact:
                                                       R. Randy Guemple
                                                       Chief Operating Officer
                                                       (561) 650-2425



                         FIRST PALM BEACH BANCORP, INC.
                    ANNOUNCES QUARTERLY AND ANNUAL EARNINGS



        WEST PALM BEACH, FLORIDA, October 21, 1997 . . . First Palm Beach Bancorp, Inc. (NASDAQ: FFPB), the holding company for Florida-based First Bank of Florida, today reported net income of $2.5 million for the quarter ended September 30, 1997, compared to a loss of $7.3 million for the quarter ended September 30, 1996. The Company also reported net income for the year ended September 30, 1997 of $9.4 million, or $1.86 per share, as compared to $0.5 million, or $0.11 per share, for the prior year. The loss for the quarter ending September 30, 1996 included a one-time charge against earnings of $6.6 million for a Savings Association Insurance Fund (SAIF) assessment mandated by the Omnibus Appropriations Bill signed into law on September 30, 1996. Under that law, all SAIF-insured financial institutions paid a one-time assessment in an amount equal to 65.7 basis points on deposits as of March 31, 1995 and recognized the expense on September 30, 1996. The after-tax effect of the assessment was $4.0 million or $0.78 per share. Also during that quarter, First Bank recorded a provision for loan losses of $12.7 million, primarily due to losses on its indirect automobile lending portfolio. A net gain of $3.5 million on sale of loans was also recorded during the quarter ended September 30, 1996.

        The results for the year ended September 30, 1996 included the SAIF assessment of $6.6 million and loan loss provisions, primarily due to indirect lending, of $15.7 million. The year ended September 30, 1997 included net gains on sales of securities, loans, loan servicing, stock and property of $2.9 million as compared to net gains on such sales of $5.4 million for the year ended September 30, 1996.

        Net interest income before loan loss provision was $11.0 million for the quarter ended September 30, 1997, as compared to $10.7 million for the quarter ended September 30, 1996. For the year ended September 30, 1997, net interest income before loan loss provision was $44.1 million as compared to $42.2 million for the year ended September 30, 1996. The increases in net interest income are primarily due to a net increase in loans receivable to $1.14 billion at September 30, 1997

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from $1.01 billion at September 30, 1996. Net interest margin decreased to
2.61% for the quarter ended September 30, 1997 from 3.07% for the quarter ended September 30, 1996. This decrease was primarily caused by the issuance of $35.0 million senior debentures with a coupon of 10.35%. Capital of $25.0 million was infused into the Bank, as a result of the issuance of the debentures, and was leveraged on a wholesale basis at lower margins, further reducing the net interest margin percentage. The provision for loan losses decreased to $1.1 million for the quarter ended September 30, 1997 as compared to $12.7 million for the quarter ended September 30, 1996. For the year ended September 30, 1997, the provision for loan losses decreased to $3.3 million as compared to $15.7 million for the year ended September 30, 1996. During fiscal years ended 1995 and 1996, First Bank was more active in the indirect automobile lending market, and the higher loan loss provisions during 1996 reflect the losses associated with that type of lending. As a result of higher than anticipated charge-off experience with the indirect lending portfolio, primarily during the later part of the fiscal year ended September 30, 1996, additional provisions for loan losses of $12.7 million were recorded during the quarter ended September 30, 1996. Effective September 30, 1996, no new applications for indirect automobile loans were accepted, thereby discontinuing the indirect automobile lending program. At September 30, 1997, indirect automobile loans in the approximate amount of $88.4 million remained in the Bank's portfolio.

        Other income decreased to $3.0 million for the quarter ended September 30, 1997 from $5.5 million for the quarter ended September 30, 1996. During the quarter ended September 30, 1997, First Bank sold securities, stock and properties resulting in a net gain of $1.2 million. During the quarter ended September 30, 1996, First Bank sold approximately $144.0 million of mortgage loans recording a net gain on the sales of approximately $3.5 million. For the year ended September 30, 1997, other income decreased to $9.0 million from $10.1 million for the year ended September 30, 1996. During the year ended September 30, 1997 gains on sales of securities, loans, loan servicing, property and stock were $2.9 million as compared to $5.4 million for the year ended September 30, 1996. Servicing income, other fees and miscellaneous income increased to $6.1 million for the year ending September 30, 1997 as compared to $4.7 million for the year ending September 30, 1996. Other expenses decreased to $9.1 million for the quarter ended September 30, 1997 as compared to $15.7 million for the quarter ended September 30, 1996 primarily because First Bank recorded the $6.6 million one-time SAIF assessment during the quarter ended September 30, 1996. For the year ended September 30, 1997, other expenses decreased to $34.4 million as compared to $35.6 million for the year ended September 30, 1996 because the one-time SAIF assessment of $6.6 million was recorded in 1996. The other increases in expenses for both the quarter and twelve month period reflect the expenses relating to franchise growth by adding 22 additional full-service branch locations since September 30, 1995 and expanded loan servicing requirements and costs primarily related to indirect lending. This growth resulted in the number of employees increasing to 427 at September 30, 1997 from 383 at September 30, 1996.

        Stockholders' equity increased to $113.0 million at September 30, 1997 from $105.4 million at September 30, 1996. Net income for the year was $9.4 million. Common stock totaling 114,000 shares was repurchased during the year at an average price of $23.40 per share, thereby reducing stockholders' equity by $2.7 million. Tangible book value per share increased to $21.87 at September 30, 1997 from $20.14 at September 30, 1996.

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        First Palm Beach Bancorp, Inc. is the holding company for
Florida-based First Bank of Florida. With assets of approximately $1.8 billion, First Palm Beach Bancorp, Inc. serves the communities of Palm Beach, Martin, Broward, Dade and Lee Counties through the Bank's 47 full- service branchesand two loan production offices. The stock of First Palm Beach Bancorp, Inc. is listed on NASDAQ under the symbol FFPB.



                                   # # # #

(Financial Information Follows - Please note that all information is unaudited and could be subject to change.)


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                                   (UNAUDITED)

                                                                                                    9/30/97         9/30/96
                                                                                               ---------------   --------------
                                                                                                (In thousands, except share data)
Selected Financial Data:
   Total assets ................................................................................. $   1,808,419  $  1,490,020
   Loans receivable, net ........................................................................     1,144,100     1,007,881
   Cash and cash equivalents ....................................................................        99,929       161,413
   Securities available-for-sale and held-to-maturity ...........................................        74,456        34,532
   Mortgage-backed and related securities available-for-sale and held-to-maturity ...............       421,646       232,273
   Real estate owned ............................................................................         1,795         1,626
   Repossessed automobiles ......................................................................           474         1,602
   Goodwill .....................................................................................         2,631         2,825
   Deposits .....................................................................................     1,229,279     1,136,722
   Borrowed funds ...............................................................................       394,871       211,025
   Senior debentures, net .......................................................................        33,839             -
   Stockholders' equity .........................................................................       113,029       105,425
   Common shares outstanding ....................................................................     5,047,746     5,093,096
   Book value per share .........................................................................        $22.39        $20.70
   Book value per share - tangible ..............................................................        $21.87        $20.14
   Non-performing assets ........................................................................       $10,355       $16,059

                                                                                Quarter                       Year
                                                                             Ended Sept. 30             Ended Sept. 30
                                                                       ------------------------    -----------------------
                                                                          1997          1996          1997         1996
                                                                       ----------    ----------    ----------    ----------
                                                                                          (In thousands)
Selected Operating Data:
   Interest income ..................................................     $31,994       $26,934      $116,930      $103,532
   Interest expense .................................................      21,010        16,193        72,851        61,300
                                                                       ----------    ----------    ----------    ----------
       Net interest income ..........................................      10,984        10,741        44,079        42,232
       Less provision for loan losses ...............................       1,081        12,691         3,281        15,704
                                                                       ----------    ----------    ----------    ----------
       Net interest income (loss) after provision for loan losses ...       9,903        (1,950)       40,798        26,528
                                                                       ----------    ----------    ----------    ----------
Other income:
   Servicing income and other fees ..................................       1,109           877         4,106         3,206
   Net gain on sale of securities available-for-sale,
       mortgage-backed and related securities available-for-sale,
       servicing, stock and loans ...................................         672         3,708         2,315         4,928
   Net gain on sale of property .....................................         549           460           551           460
   Miscellaneous ....................................................         678           412         2,029         1,475
                                                                       ----------    ----------    ----------    ----------
           Total other income .......................................       3,008         5,457         9,001        10,069
                                                                       ----------    ----------    ----------    ----------
Other expenses:

   Employee compensation and benefits ...............................       4,736         4,572        18,271        15,905
   Occupancy and equipment ..........................................       1,933         1,416         6,729         4,830
   Federal deposit insurance premiums ...............................         192         7,228           977         8,848
   Provision for losses and net losses
       on sale of real estate owned .................................          63           422           329           451
   Advertising and promotion ........................................         144           227         1,005           663
   Miscellaneous ....................................................       1,988         1,832         7,095         4,905
                                                                       ----------    ----------    ----------    ----------
           Total other expenses .....................................       9,056        15,697        34,406        35,602
                                                                       ----------    ----------    ----------    ----------
Income (loss) before provision for income taxes .....................       3,855       (12,190)       15,393           995
Provision for income taxes ..........................................       1,400        (4,850)        6,037           446
                                                                       ----------    ----------    ----------    ----------
       Net income (loss) ............................................      $2,455       $(7,340)       $9,356          $549
                                                                       ==========    ==========    ==========    ==========
Earnings (loss) per share:
   Primary ..........................................................       $0.48        $(1.44)        $1.86         $0.11
   Fully diluted ....................................................       $0.48        $(1.44)        $1.85         $0.11

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